                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*
                                   -----------

                               MSI Holdings, Inc.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    594859100
                  ---------------------------------------------
                                 (CUSIP Number)


     Mr. Robert E. Cordes, Citibank Building, Second Floor, East Mall Drive,
                       P.O. Box 40643, Freeport, Bahamas
                                 (242) 352-7063
 -------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  May 24, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), ss.240.13d-1(f) or ss.240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 2 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Equity Services, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Nevis
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      351,180
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       351,180
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          351,180
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.7%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 3 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Entrepreneurial Investors, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bahamas
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,866,221
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,866,221
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,866,221
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         44.7%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 4 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael Jahr
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      100,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       100,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 5 OF 40 PAGES
-----------------------                                   ---------------------

 ------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Helmut Heinzel
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
- -----------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      100,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       100,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 6 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas Heinzel
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      100,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       100,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 7 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dr. Heinz Schmitz
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      95,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       95,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          95,000
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 8 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Cornelius Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      365,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       365,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          365,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.8%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                          PAGE 9 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Daniel Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      81,478
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       81,478
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          81,478
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 10 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      80,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       80,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          80,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 11 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Matthia Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      101,059
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       101,059
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          101,059
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 12 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gabriele Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      182,142
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       182,142
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          182,142
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 13 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Peter Widenmann
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,106
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,106
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,106
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 14 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen L. Pampush
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 15 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Greenwich, AG
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      603,340
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       603,340
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          603,340
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.6%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 16 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Heinz C. Winzeler
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Switzerland
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      786,688
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       786,688
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          786,688
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 17 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Hemisphere Trading Corporation
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Liberia
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      62,500
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       62,500
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          62,500
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 18 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Beatrice Schaefer
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Switzerland
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      370,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       370,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          370,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 19 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Frank C. Erwin
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      30,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       30,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          30,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 20 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James E. Thorp
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      234,600
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       234,600
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          234,600
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 21 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Will Houston
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 22 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Graf von Hardenberg
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Austria
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      100,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       100,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 23 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Rainer Doerflinger
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      15,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       15,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          15,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 24 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Silvius Dornier
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      480,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       480,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          480,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.7%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 25 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Andreas Preuschoff
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,185
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,185
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,185
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                   ---------------------
CUSIP NO. 594859100                                         PAGE 26 OF 40 PAGES
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dr. Rainer Bischoff
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Germany
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      180,000
       SHARES              ----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       180,000
        WITH               ----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          180,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 894692 10 2

Item 1.  Security and Issuer.

         This Schedule 13D (this "Filing") relates to the Common Stock, $0.10 par value ("MSI Common Stock"), and voting and other contractual rights relating thereto, of MSI Holdings, Inc., a Utah corporation (the "Company"), which has its principal executive offices located at 501 Waller, Austin, Texas 78702. The purpose of this Filing is to reflect the formation of a group of certain holders of MSI Common Stock.

Item 2.  Identity and Background.

1.       Equity Services, Ltd.

         (a)      Equity Services, Ltd. ("ESL")

         (b) St. Andrews Court, Frederick Street Steps, PO Box N-4805, Nassau, Bahamas

         (c)      ESL is an investment company.

         (d) ESL has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) ESL has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

2.       Entrepreneurial Investors, Ltd.

         (a)      Entrepreneurial Investors, Ltd. ("EIL")

         (b) Citibank Building, Second Floor, East Mall Drive, PO Box 40643, Freeport, Bahamas

         (c)      EIL is an investment company.

         (d) EIL has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) EIL has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

3.       Michael Jahr

         (a)      Michael Jahr ("Mr. Michael Jahr")

         (b)      Anna-Hollmann-Weg 5, 22587 Hamburg, Germany

         (c)      Mr. Michael Jahr is an individual investor.

         (d) Mr. Michael Jahr has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Michael Jahr has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Michael Jahr is a citizen of Germany.

4.       Helmut Heinzel

         (a)      Helmut Heinzel ("Mr. Helmut Heinzel")

         (b)      Winsener Landstrasse 179, 21217 Seevetal, Germany

         (c)      Mr. Helmut Heinzel is an individual investor.

         (d) Mr. Helmut Heinzel has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Helmut Heinzel has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Helmut Heinzel is a citizen of Germany.

5.       Thomas Heinzel

         (a)      Thomas Heinzel ("Mr. Thomas Heinzel")

         (b)      Am Rehberg 14, 21220 Seevetal, Germany

         (c)      Mr. Thomas Heinzel is an individual investor.

         (d) Mr. Thomas Heinzel has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Thomas Heinzel has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Thomas Heinzel is a citizen of Germany.

6.       Dr. Heinz Schmitz

         (a)      Dr. Heinz Schmitz ("Dr. Heinz Schmitz")

         (b) Schmitz, Anhanger Fahrzeugbauges, mbh & Co., Bahnhofstrasse 22, 48612 Hortsmar, Germany

         (c)      Dr. Heinz Schmitz is an individual investor.

         (d) Dr. Heinz Schmitz has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Dr. Heinz Schmitz has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Dr. Schmitz is a citizen of Germany.

7.       Cornelius Dornier

         (a)      Cornelius Dornier ("Mr. Cornelius Dornier")

         (b)      Holbeinstrasse 14, 81679 Muenchen, Germany

         (c)      Mr. Cornelius Dornier is an individual investor.

         (d) Mr. Cornelius Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Cornelius Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Cornelius Dornier is a citizen of Germany.

8.       Daniel Dornier

         (a)      Daniel Dornier ("Mr. Daniel Dornier")

         (b)      25 Field Point Drive, Greenwich, CT 06830

         (c)      Mr. Daniel Dornier is an individual investor.

         (d) Mr. Daniel Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Daniel Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Daniel Dornier is a citizen of Germany.

9.       David Dornier

         (a)      David Dornier ("Mr. David Dornier")

         (b)      Donaustrasse 18, 81675 Muenchen, Germany

         (c)      Mr. David Dornier is an individual investor.

         (d) Mr. David Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. David Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. David Dornier is a citizen of Germany.

10.      Matthia Dornier

         (a)      Matthia Dornier ("Ms. Matthia Dornier")

         (b)      Schiedlhaldensteig 16, 8700 Kuesnacht, Switzerland

         (c)      Ms. Matthia Dornier is an individual investor.

         (d) Ms. Matthia Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Ms. Matthia Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Ms. Matthia Dornier is a citizen of Germany.

11.      Gabriele Dornier

         (a)      Gabriele Dornier ("Ms. Gabriele Dornier")

         (b)      Zuerichstrasse 3, 8700 Kuesnacht, Switzerland

         (c)      Ms. Gabriele Dornier is an individual investor.

         (d) Ms. Gabriele Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Ms. Gabriele Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Ms. Gabriele Dornier is a citizen of Germany.

12.      Peter Widenmann

         (a)      Peter Widenmann ("Mr. Peter Widenmann")

         (b)      Gustav-Leo-Strasse 4, 20249 Hamburg, Germany

         (c)      Mr. Peter Widenmann is an individual investor.

         (d) Mr. Peter Widenmann has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Peter Widenmann has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Peter Widenmann is a citizen of Germany.

13.      Stephen L. Pampush

         (a)      Stephen L. Pampush ("Mr. Stephen L. Pampush")

         (b)      84 Cedar Street, Millburn, NJ  07041, U.S.A.

         (c)      Mr. Stephen L. Pampush is an individual investor.

         (d) Mr. Stephen L. Pampush has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Stephen L. Pampush has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Stephen L. Pampush is a citizen of the United States of
                  America.

14.      Greenwich, AG

         (a)      Greenwich, AG ("Greenwich")

         (b)      Neuer Wall 32, 20354 Hamburg, Germany
                  Attn: Ranier Bischoff, Chief Executive Officer

         (c)      Greenwich is an investment company.

         (d) Greenwich has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Greenwich has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

15.      Heinz C. Winzeler

         (a)      Heinz C. Winzeler ("Mr. Heinz C. Winzeler")

         (b)      Limmatquai 94, P. O. Box 879, CH-8025 Zurich, Switzerland

         (c)      Mr. Heinz C. Winzeler is an individual investor.

         (d) Mr. Heinz C. Winzeler has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Heinz C. Winzeler has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Heinz C. Winzeler is a citizen of Switzerland.

16.      Hemisphere Trading Corporation

         (a)      Hemisphere Trading Corporation ("HTC")

         (b)      Citibank Building, P. O.Box F-42544, Freeport, Bahamas

         (c)      HTC is an investment company.

         (d) HTC has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) HTC has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

17.      Beatrice Schaefer

         (a)      Beatrice Schaefer ("Ms. Beatrice Schaefer")

         (b)      Seestrasse 195, CH-8802 Kilchberg, Switzerland

         (c)      Ms. Beatrice Schaefer is an individual investor.

         (d) Ms. Beatrice Schaefer has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Ms. Beatrice Schaefer has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Ms. Beatrice Schaefer is a citizen of Switzerland.

18.      Frank C. Erwin

         (a)      Frank C. Erwin ("Mr. Frank C. Erwin")

         (b)      2917 Avalon Place, Houston, TX   77019, U.S.A.

         (c)      Mr. Frank C. Erwin is an individual investor.

         (d) Mr. Frank C. Erwin has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Frank C. Erwin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Frank C. Erwin is a citizen of the United States of
                  America.

19.      James E. Thorp

         (a)      James E. Thorp ("Mr. James E. Thorp")

         (b)      1100 Louisiana, Suite 5075, Houston, Texas , U.S.A.

         (c)      Mr. James E. Thorp is an individual investor.

         (d) Mr. James E. Thorp has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. James E. Thorp has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. James Thorp is a citizen of the United States of America.

20.      Will Houston

         (a)      Will Houston ("Mr. Will Houston")

         (b)      2514 El Gaeco, Austin, Texas   78703

         (c)      Mr. Will Houston is an individual investor.

         (d) Mr. Will Houston has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Will Houston has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Will Houston is a citizen of the United States of America.

21.      Graf von Hardenberg

         (a)      Graf von Hardenberg ("Graf von Hardenberg")

         (b)      c/o Raiffeisen Kasse Unken, Austria

         (c)      Graf von Hardenberg is an individual investor.

         (d) Graf von Hardenberg has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Graf von Hardenberg has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Graf von Hardenberg is a citizen of Austria.

22.      Rainer Doerflinger

         (a)      Rainer Doerflinger ("Mr. Rainer Doerflinger")

         (b)      Dr. Helmut-Junghauz, Ste. 47-1, 78713 Schramberg, Germany

         (c)      Mr. Rainer Doerflinger is an individual investor.

         (d) Mr. Rainer Doerflinger has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Rainer Doerflinger has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Rainer Doerflinger is a citizen of Germany.

23.      Silvius Dornier

         (a)      Silvius Dornier ("Mr. Silvius Dornier")

         (b)      Gustav-Werner-Weg 27, 8045 Friedrichshafen, Germany

         (c)      Mr. Silvius Dornier is an individual investor.

         (d) Mr. Silvius Dornier has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Silvius Dornier has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Silvius Dornier is a citizen of Germany.

24.      Andreas Preuschoff

         (a)      Andreas Preuschoff ("Mr. Andreas Preuschoff")

         (b)      Savignystrasse 22, 60325, Frankfurt, Germany

         (c)      Mr. Andreas Preuschoff is an individual investor.

         (d) Mr. Andreas Preuschoff has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Mr. Andreas Preuschoff has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Andreas Preuschoff is a citizen of Germany.

25.      Dr. Rainer Bischoff

         (a)      Dr. Rainer Bischoff ("Dr. Rainer Bischoff")

         (b)      Bernadottestrabe 82, 22605 Hamburg, Germany

         (c)      Dr. Rainer Bischoff is an individual investor.

         (d) Dr. Rainer Bischoff has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Dr. Rainer Bischoff has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Dr. Rainer Bischoff is a citizen of Germany.


Item 3.  Source and Amount of Funds or Other Consideration.

Not applicable.

Item 4.  Purpose of Transaction.

         The persons signing this filing have the intention to exercise a change in control of the Company's Board of Directors.

         The persons signing this Filing do not have any other specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present capitalization or dividend policy of the Company; changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of securities of the Company becoming eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or any action similar to any of those enumerated above; but such persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.  Interest in Securities of the Issuer.

         (a) The following chart reflects the aggregate number and percentage of MSI Common Stock owned by each person listed in Item 2 above:

                                                         MSI Common Stock
                                                         ----------------
Name                                                Shares          Percentage
----                                                ------          ----------
ESL                                                  351,180               2.8%
EIL                                                5,866,221              44.7%
Mr. Michael Jahr                                     100,000       Less than 1%
Mr. Helmut Heinzel                                   100,000       Less than 1%
Mr. Thomas Heinzel                                   100,000       Less than 1%
Dr. Heinz Schmitz                                     95,000       Less than 1%
Mr. Cornelius Dornier                                365,000               2.8%
Mr. Daniel Dornier                                    81,478       Less than 1%
Mr. David Dornier                                     80,000       Less than 1%
Ms. Matthia Dornier                                  101,059       Less than 1%
Ms. Gabriele Dornier                                 182,142               1.4%
Mr. Peter Widenmann                                   10,106       Less than 1%
Mr. Stephen L. Pampush                                10,000       Less than 1%
Greenwich, AG                                        603,340               4.6%
Mr. Heinz Winzeler                                   786,688               6.0%
Hemisphere Trading Corporation                        62,500       Less than 1%
Ms. Beatrice Schaefer                                370,000               2.8%
Mr. Frank C. Erwin                                    30,000       Less than 1%
Mr. James E. Thorp                                   234,600               1.8%
Mr. Will Houston                                      10,000       Less than 1%
Graf von Hardenberg                                  100,000       Less than 1%
Mr. Rainer Doerflinger                                15,000       Less than 1%
Mr. Silvius Dornier                                  480,000               3.7%
Mr. Andreas Preuschoff                                10,185       Less than 1%
Dr. Rainer Bischoff                                  180,000               1.4%



         The percentage calculations are based upon 13,127,989 shares of MSI Common Stock outstanding on December 31, 1998, as reported in the Company's most recent Quarterly Report on Form 10-QSB, filed February 16, 1999.

         (b) ESL may be deemed to have sole voting and dispositive power over 351,180 shares of MSI Common Stock. Of those 351,180 shares, 43,170 shares are convertible from the Series E Preferred Stock.

         EIL may be deemed to have sole voting and dispositive power over 5,866,221 shares of MSI Common Stock. Of those 5,866,221 shares, 50 shares are convertible from the Series B 5% Cumulative Convertible Preferred Stock and 50 shares are convertible from the Series D 6% Cumulative Convertible Preferred Stock.

         Mr. Michael Jahr may be deemed to have sole voting and dispositive power over 100,000 shares of MSI Common Stock.

         Mr. Helmut Heinzel may be deemed to have sole voting and dispositive power over 100,000 shares of MSI Common Stock.

         Mr. Thomas Heinzel may be deemd to have sole voting and dispositive power over 100,000 shares of MSI Common Stock.

         Dr. Heinz Schmitz may be deemd to have sole voting and dispositive power over 95,000 shares of MSI Common Stock.

         Mr. Cornelius Dornier may be deemed to have sole voting and dispositive power over 215,000 shares of MSI Common Stock.

         Mr. Daniel Dornier may be deemed to have sole voting and dispositive power over 81,478 shares of MSI Common Stock. Of those 81,478 shares, 50 shares are convertible from the Series E Preferred Stock.

         Mr. David Dornier may be deemed to have sole voting and dispositive power over 80,000 shares of MSI Common Stock.

         Ms. Matthia Dornier may be deemd to have sole voting and dispositive power over 101,059 shares of MSI Common Stock.

         Ms. Gabriele Dornier may be deemded to have sole voting and dispositive power over 182,142 shares of MSI Common Stock.

         Mr. Peter Widenmann may be deemed to have sole voting and dispositive power over 10,106 shares of MSI Common Stock.

         Mr. Stephen L. Pampush may be deemed to have sole voting and dispositive power over 10,000 shares of MSI Common Stock. All of those shares are convertible from the Series D 6% Cumulative Convertible Preferred Stock.

         Greenwich may be deemed to have sole voting and dispositive power over 603,340 shares of MSI Common Stock.

         Mr. Heinz Winzeler may be deemed to have sole voting and dispositive power over 786,688 shares of MSI Common Stock.

         HTC may be deemed to have sole voting and dispositive power over 62,500 shares of MSI Common Stock.

         Ms. Beatrice Schaefer may be deemed to have sole voting and dispositive power over 370,000 shares of MSI Common Stock.

         Mr. Frank C. Erwin may be deemed to have sole voting and dispositive power over 30,000 shares of MSI Common Stock. Of those 30,000 shares, 20,000 shares are convertible from the Series E Preferred Stock.

         Mr. James E. Thorp may be deemed to have sole voting and dispositive power over 234,600 shares of MSI Common Stock. Of those 234,600 shares, 50,000 shares are convertible from the Series E Preferred Stock.

         Mr. Will Houston may be deemed to have sole voting and dispositive power over 10,000 shares of MSI Common Stock. All of those shares are convertible from the Series E Preferred Stock.

         Graf von Hardenberg may be deemed to have sole voting and dispositive power over 100,000 shares of MSI Common Stock.

         Mr. Rainer Doerflinger may be deemed to have sole voting and dispositive power over 15,000 shares of MSI Common Stock. All of those shares are convertible from the Series E Preferred Stock.

         Mr. Silvius Dornier may be deemed to have sole voting and dispositive power over 480,000 shares of MSI Common Stock.

         Mr. Andreas Preuschoff may be deemed to have sole voting and dispositive power over 10,185 shares of MSI Common Stock.

         Dr. Rainer Bischoff may be deemed to have sole voting and dispositive power over 180,000 shares of MSI Common Stock. Of those 180,000 shares, 80,000 are convertible from the Series E Preferred Stock.

         (c) ESL converted 2,267 shares of the Series E Preferred Stock for 22,670 shares of MSI Common Stock on May 14, 1999.

         EIL converted 94,340 shares of the Series D 6% Cumulative Convertible Preferred Stock and 400,000 shares of the Series B 5% Cumulative Convertible Preferred Stock for 4,943,400 shares of MSI Common Stock on May 14, 1999.

         Mr. Cornelius Dornier converted 6,500 shares of the Series E Preferred Stock and 30,000 shares of the Series D 6% Cumulative Convertible Preferred Stock for 365,000 shares of MSI Common Stock on May 21, 1999.

         Mr. Daniel Dornier converted 8,000 shares of the Series E Preferred Stock for 80,000 shares of MSI Common Stock on May 21, 1999.

         Mr. David Dornier converted 5,000 shares of the Series E Preferred Stock and 3,000 shares of the Series D 6% Cumulative Convertible Preferred Stock for for 80,000 shares of MSI Common Stock on May 21, 1999.

         Ms. Matthia Dornier converted 10,000 shares of the Series D 6% Cumulative Convertible Preferred Stock for 100,000 shares of MSI Common Stock on May 14, 1999.

         Ms. Gabriele Dornier converted 3,000 shares of the Series E Preferred Stock and 15,000 shares of the Series D 6% Cumulative Convertible Preferred Stock for 180,000 shares of MSI Common Stock on May 14, 1999.

         Mr. Peter Widenmann converted 1,000 shares of the Series D 6% Cumulative Convertible Preferred Stock for 10,000 shares of MSI Common Stock on May 14, 1999.

         Greenwich converted 60,334 shares of the Series E Preferred Stock for 603,340 shares of MSI Common Stock on May 24, 1999.

         Mr. Heinz Winzeler converted 2,084 shares of the Series E Preferred Stock for 20,840 shares of MSI Common Stock on May 24, 1999.

         HTC converted 6,250 shares of the Series E Preferred Stock for 62,500 shares of MSI Common Stock on May 24, 1999.

         Ms. Beatrice Schaefer converted 10,000 shares of the Series E Preferred Stock for 100,000 shares of MSI Common Stock on May 21, 1999.

         Graf von Hardenberg converted 10,000 shares of the Series E Preferred Stock for 100,000 shares of MSI Common Stock on May 24, 1999.

         Mr. Silvius Dornier converted 10,000 shares of the Series E Preferred Stock and 38,000 shares of the Series

D 6% Cumulative Convertible Preferred Stock for 480,000 shares of MSI Common Stock on May 21, 1999.

         Mr. Andreas Preuschoff converted 1,000 shares of the Series E Preferred Stock for 10,000 shares of MSI Common Stock on May 14, 1999.

         (d)      None.

         (e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         None.

Item 7.  Material to be Filed as Exhibits.

         None.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



June 3, 1999                          EQUITY SERVICES, LTD.


                                      /s/ Equity Services, Ltd.
                                      ------------------------------------------
                                      By: /s/ Lynn Turnquest
                                          --------------------------------------
                                      Title: Managing Director
                                             -----------------------------------


                                      ENTREPRENEURIAL INVESTORS, LTD.


                                      /s/ Entrepreneurial Investors, Ltd.
                                      ------------------------------------------
                                      By: /s/ Robert S. Cordes
                                          --------------------------------------
                                      Title:
                                             -----------------------------------


                                      /s/ Michael Jahr
                                      ------------------------------------------
                                      MICHAEL JAHR


                                      /s/ Helmut Heinzel
                                      ------------------------------------------
                                      HELMUT HEINZEL


                                      /s/ Thomas Heinzel
                                      ------------------------------------------
                                      THOMAS HEINZEL


                                      /s/ Dr. Heinz Schmitz
                                      ------------------------------------------
                                      DR. HEINZ SCHMITZ


                                      /s/ Cornelius Dornier
                                      ------------------------------------------
                                      CORNELIUS DORNIER


                                      /s/ Daniel Dornier
                                      ------------------------------------------
                                      DANIEL DORNIER


                                      /s/ David Dornier
                                      ------------------------------------------
                                      DAVID DORNIER


                                      /s/ Matthia Dornier
                                      ------------------------------------------
                                      MATTHIA DORNIER


                                      /s/ Gabriele Dornier
                                      ------------------------------------------
                                      GABRIELE DORNIER

                                      /s/ Peter Widenmann
                                      ------------------------------------------
                                      PETER WIDENMANN


                                      /s/ Stephen L. Pampush
                                      ------------------------------------------
                                      STEPHEN L. PAMPUSH


                                      GREENWICH, AG


                                      /s/ Greenwich, AG
                                      ------------------------------------------
                                      By: /s/ Daniel Dornier
                                          --------------------------------------
                                      Title: Chief Executive Officer
                                             -----------------------------------


                                      /s/ Heinz C. Winzeler
                                      ------------------------------------------
                                      HEINZ C. WINZELER


                                      HEMISPHERE TRADING CORPORATION


                                      /s/ Hemisphere Trading Corporation
                                      ------------------------------------------
                                      By: /s/ D.A. Kent
                                          --------------------------------------
                                      Title: President
                                             -----------------------------------


                                      /s/ Beatrice Schaefer
                                      ------------------------------------------
                                      BEATRICE SCHAEFER


                                      /s/ Frank C. Erwin
                                      ------------------------------------------
                                      FRANK C. ERWIN


                                      /s/ James E. Thorp
                                      ------------------------------------------
                                      JAMES E. THORP


                                      /s/ Will Houston
                                      ------------------------------------------
                                      WILL HOUSTON


                                      /s/ Graf von Hardenberg
                                      ------------------------------------------
                                      GRAF VON HARDENBERG

                                      /s/ Rainer Doerflinger
                                      ------------------------------------------
                                      RAINER DOERFLINGER


                                      /s/ Silvius Dornier
                                      ------------------------------------------
                                      SILVIUS DORNIER


                                      /s/ Andreas Preuschoff
                                      ------------------------------------------
                                      ANDREAS PREUSCHOFF


                                      /s/ Dr. Rainer Bischoff
                                      ------------------------------------------
                                      DR. RAINER BISCHOFF